UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

OFFICE DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2020

Dear Office Depot shareholders:

Today, Office Depot, Inc. (the “Company”) filed an amendment to its definitive proxy statement for this year’s Annual Meeting of Shareholders to be held on May 11, 2020 (the “Annual Meeting”), which the Company first distributed or made available on or about March 26, 2020 (the “Proxy Statement”). The purpose of the amendment is to revise the proposal to approve the implementation of a reverse stock split to include a proportionate reduction in the number of shares of authorized common stock of the Company.

As further described in the Proxy Statement, Proposal No. 4 to be presented at the Annual Meeting pertains to the proposed amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at a ratio of not less than 1-for-5 and not greater than 1-for-10, with the exact ratio and effective time of the reverse stock split to be determined by our Board of Directors (the “Reverse Stock Split”).

On April 28, 2020, the Company filed with the SEC an amendment to the Proxy Statement (the “Amendment”), which revises Proposal No. 4 to provide that, as part of the proposal to implement the Reverse Stock Split, our Board of Directors is also proposing to reduce the number of authorized shares of our common stock by an amount proportionate to the reduction of outstanding shares as a result of the Reverse Stock Split. No other changes have been made to the Proxy Statement. Prior to this revision of Proposal No. 4, there had been no proposed reduction in authorized shares of common stock in connection with the Reverse Stock Split. The Board of Directors of the Company recommends a vote “FOR” Proposal No. 4, as modified by the Amendment.

We encourage you to review the Amendment and consider these revisions in connection with your vote on Proposal No. 4. If you have previously cast your vote “AGAINST” Proposal No. 4, you can change your vote by voting “FOR” Proposal No. 4 at any time prior to the date of the Annual Meeting by any of the methods specified in the Proxy Statement, including by submitting subsequent voting instructions via the Internet at www.proxyvote.com or by telephone at (800) 690-6903. Your vote, or any change to a previously cast vote, must be cast before the closing of the voting facilities at 11:59 p.m., Eastern Time on May 10, 2020.

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

We thank you for your continued support.

By Order of the Board of Directors,

N. David Bleisch

Executive Vice President, Chief Legal &

Administrative Officer and Corporate Secretary